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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Cardiovascular Diagnostics, Inc. on Form S-8 of our reports dated February 20, 1997, on our audits of the consolidated financial statements and Schedule II-Valuation and Qualifying Accounts of Cardiovascular Diagnostics, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 which reports are included in the Company's fiscal 1996 Annual Report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

Raleigh, North Carolina
August 4, 1997


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